UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2008

Citizens Bancshares Corporation

(Exact name of registrant as specified in its charter)

Georgia	333-38509	58-1631302
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

75 Piedmont Avenue, NE, Atlanta, Georgia		30303
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 659-5959

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2008, Citizens Trust Bank (“Citizens”), the banking subsidiary of Citizens Bancshares Corporation (the “Registrant”), entered into a Purchase and Assumption Agreement (the “Agreement”) with The Peoples Bank, a Georgia state bank (“Peoples”), to acquire the Lithonia branch (the “Branch”) of Peoples.  In connection with the acquisition of the Branch,  Citizens will acquire the in-market deposits of the Branch (with limited exceptions as set forth in the Agreement), which, as of October 31, 2008, totaled over $52 million.  Under the Agreement, Citizens will also acquire the branch office and related real estate and certain personal property at the Branch.  In connection with the acquisition, Citizens will pay to Peoples a premium of $3.5 million in cash, subject to upward or downward adjustment based upon the amount of the assumed deposits at the closing of the transaction.

The obligations of Citizens and Peoples under the Agreement are subject to a number of conditions, including the receipt of all required regulatory approvals and the delivery by Peoples of at least $40 million in deposits at closing.  Under the Agreement, Peoples also agreed not to compete with Citizens in the defined market area surrounding the Branch for a period of three years.

A copy of the Agreement is attached to this Report as Exhibit 2.1.

Item 9.01  Financial Statements and Exhibits.

Exhibit 2.1

Purchase and Assumption Agreement, dated December 10, 2008, by and between Citizens and Peoples.

Exhibit 99.1

Press Release of the Registrant, dated December 11, 2008.

The information furnished in the attached press release shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS BANCSHARES CORPORATION

	By:	/s/ James E. Young
James E. Young
President and CEO

Dated: December 16, 2008

EXHIBIT INDEX

No.	Description
2.1	Purchase and Assumption Agreement, dated December 10, 2008, by and between Citizens Trust Bank and The Peoples Bank.

99.1	Press Release dated December 11, 2008.